Exhibit 4.5

CERTIFICATE AND CONSENT

TO:	British Columbia Securities Commission Alberta Securities Commission Ontario Securities Commission Autorité des marchés financiers (Québec)

AND TO:	Fasken Martineau DuMoulin LLP

RE:	Offer to Purchase and Circular of First Quantum Minerals Ltd.

I, Erik Mattias Fackel, hereby certify that I am a co-author of the technical report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo”, dated June 9, 2005 (the “Technical Report”) prepared for First Quantum Minerals Ltd.

I further certify that I have read the disclosure in the offer to purchase and circular of First Quantum Minerals Ltd. dated February 2, 2006, together with the documents incorporated by reference therein, (collectively, the “Circular”) which includes disclosure derived from the Technical Report and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report that is contained in the Circular or that the disclosure in the Circular contains any misrepresentation of the information contained in the Technical Report.

I consent to the filing of the Technical Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Autorité des marchés financiers (Québec) and to the disclosure of the Technical Report, as well as any extracts from and summary of the Technical Report, in the Circular.

Dated this 2nd day of February, 2006.

/s/ Erik Mattias Fackel Erik Mattias Fackel
M.Sc Earth Sciences

CERTIFICATE OF QUALIFIED PERSON

As an author of the report entitled “The Frontier Copper Project, Katanga Province, Democratic Republic of the Congo”, dated June 9, 2005, (the “Technical Report”) prepared for First Quantum Minerals Ltd. (the “Issuer”), I, Erik Mattias Fackel, do hereby certify that:

1.	I am Project Geologist for First Quantum Minerals Ltd, of 450-800 W. Pender St. Vancouver, BC, V6C 2V6, Canada.

2.	My residential address is: 44 Mwasumina Road, Ndola, Zambia.

3.	I graduated with a M.Sc in Earth Sciences from the University of Stockholm, Sweden the 8th January, 2001.

4.	I have worked at the Frontier project site since the 1st of December 2004.

5.	I am responsible for the preparation of the 6, 7, 8, 9, 10 and 11 of the Technical Report. The mineral resource was carried out by an independent consultant. I have visited the site on numerous occasions since December 2004.

6.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement includes data collection and data management.

7.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

8.	I am not independent of the Issuer applying all of the tests in section 1.5 of National Instrument 43-101.

9.	I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 2nd day of February, 2006.

/s/ Erik Mattias Fackel Erik Mattias Fackel
M.Sc Earth Sciences